Exhibit 10.1

AMENDMENT AGREEMENT TO THE SENIOR EXECUTIVE EMPLOYMENT

AGREEMENT DATED 1st JANUARY, 2010

This Amendment Agreement is made as of the 19th day of March, 2013 by and between iGATE Technologies, Inc., a company incorporated in the Commonwealth of Pennsylvania with its registered office at CT Corporation System, 116 Pine Street, Suite 320, Harrisburg, PA 17101 and its principal office at 6528 Kaiser Drive, Fremont, CA 94555 (“iGATE”) and Phaneesh Murthy aged 49 years and residing at 33245, Lark Way, Fremont California 94555, USA (“Executive”).

WHEREAS, iGATE and the Executive have entered into a Senior Executive Employment Agreement dated the 1st day of January, 2010 relating to the employment of the Executive as the Chief Executive Officer of iGATE, which agreement was subsequently amended on March 29, 2012 (the “Employment Agreement”); and

WHEREAS, iGATE and the Executive desire to amend the Employment Agreement to be effective from January 01, 2013 in the manner set forth in this Amendment Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties to this Amendment Agreement hereby agree as follows:

1.	The Executive’s annual compensation shall stand revised as set forth below, such revision to be effective and come into force on January 1, 2013.

2.	The following Item of the Employment Agreement shall be amended and restated in its entirety as set forth below:

Item 2 of Attachment A to the Employment Agreement:

“Annual Performance Based Incentive: Annual Performance Based Incentive target of US $600,000 effective January 1, 2013 based on the performance criteria determined by the Compensation Committee. The Compensation Committee may, at their discretion based upon a review of the performance of the Company and the contribution of the Executive therein, revise the Annual Performance Based Incentive to a higher amount of two times the target Annual Performance Based Incentive fixed for the year, though amounts in excess of 200% may be awarded in accordance with a linear achievement scale, as determined by the Compensation Committee’s measurement of the Company’s actual 2013 performance against predetermined performance targets. The Annual Performance Based Incentive to be quantified and to be paid quarterly, half yearly or annually as the Compensation Committee may determine.”

3.	Except as stated above, all other terms and conditions contained in the Employment Agreement shall remain unaltered and shall continue to be in force as earlier.

4.	This Amendment may be executed in counterparts, each of which shall constitute an original and both of which together shall constitute one and the same agreement.

5.	All capitalized terms used herein but not defined herein shall have the meaning given to such terms in the Employment Agreement.

6.	This Amendment Agreement may not be modified or waived except in writing executed by both parties to this Amendment.

7.	This Amendment Agreement shall be governed by the laws of the State of California, without giving effect to the conflict of laws provisions thereof.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment Agreement to be executed as of the day and year first hereinabove written.

iGATE Technologies, Inc.		Executive

By:	/s/ Mukund Srinath	/s/ Phaneesh Murthy
Name:	Mukund Srinath	Phaneesh Murthy
Title:	Corporate Secretary